[Taubman Logo]                                        Taubman Centers, Inc.
                                                      200 East Long Lake Road
                                                      Bloomfield Hills, MI 48304
                                                      (248) 258-6800



CONTACT:

Barbara Baker                             Joele Frank/Matthew Sherman
Taubman Centers, Inc.                     Joele Frank, Wilkinson Brimmer Katcher
(248) 258-7367                            (212) 355-4449
www.taubman.com


FOR IMMEDIATE RELEASE


TAUBMAN CENTERS RESPONDS TO SIMON PROPERTY GROUP'S REVISED TENDER OFFER

     Bloomfield Hills, Mich., Jan. 15, 2003 - Taubman Centers, Inc. (NYSE:TCO) announced that its Board of Directors will meet to respond to Simon Property Group's (NYSE:SPG) announcement that, in conjunction with Westfield America Trust (ASX:WFA), it had revised the terms of its unsolicited cash tender offer for outstanding Taubman Centers shares. Within ten business days, Taubman Centers will advise stockholders of its position regarding the offer and state its reasons for such position. Accordingly, Taubman Centers urges its stockholders to defer making a determination about whether to accept or reject Simon's and Westfield's revised offer until the Board has met and issued its recommendation.

     The Taubman Board has previously rejected Simon's $18.00 per share cash offer as inadequate, opportunistic and clearly not in the best interests of the Taubman Centers shareholders.

     Stockholders of Taubman Centers are strongly advised to read Taubman Centers' amended solicitation/recommendation statement, when it becomes available, regarding the revised tender offer referred to in this press release, because it will contain important information. Stockholders may obtain a free copy of the amended solicitation/recommendation statement, which will be filed by Taubman Centers with the Securities and Exchange Commission, at the SEC's web site at www.sec.gov. Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement, when available, by directing requests to Taubman Centers' Investor Relations Department.

                                     (more)

Taubman Centers/2

     Taubman Centers, a real estate investment trust, owns, develops, acquires and operates regional shopping centers nationally. Taubman Centers currently owns and/or manages 30 urban and suburban regional and super regional shopping centers in 13 states. The company is headquartered in Bloomfield Hills, Mich.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AS AMENDED. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPECTED BECAUSE OF VARIOUS RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO CHANGES IN GENERAL ECONOMIC AND REAL ESTATE CONDITIONS INCLUDING FURTHER DETERIORATION IN CONSUMER CONFIDENCE, CHANGES IN THE INTEREST RATE ENVIRONMENT AND AVAILABILITY OF FINANCING, AND ADVERSE CHANGES IN THE RETAIL INDUSTRY. OTHER RISKS AND UNCERTAINTIES ARE DISCUSSED IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING ITS MOST RECENT ANNUAL REPORT ON FORM 10-K.

                                    #  #  #